Exhibit 99.1

Investor Contact:	Media Contact:
Christina Cheng	Lainie Keller
christina.cheng@bauschhealth.com	lainie.keller@bauschhealth.com
(908) 927-1198
Arthur Shannon
arthur.shannon@bauschhealth.com
(514) 856-3855
(877) 281-6642 (toll free)

BAUSCH HEALTH AND BAUSCH + LOMB CORPORATION ANNOUNCE CLOSING OF INITIAL PUBLIC OFFERING OF BAUSCH + LOMB AND RELATED DEBT TRANSACTIONS

LAVAL, Quebec and VAUGHAN, Ontario, May 10, 2022 – Bausch + Lomb Corporation (NYSE/TSX: BHC) (“Bausch + Lomb”) and Bausch Health Companies Inc. (NYSE/TSX: BHC) (“Bausch Health”) today announced the closing of the initial public offering (“IPO”) of Bausch + Lomb. A wholly owned subsidiary of Bausch Health (the “Selling Shareholder”) sold 35,000,000 common shares at a public offering price of $18.00 per share for aggregate gross proceeds of $630 million, before deducting underwriting commissions and estimated offering expenses. The Selling Shareholder has granted the underwriters a 30-day option to purchase up to an additional 5,250,000 common shares of Bausch + Lomb to cover over-allotments, if any, at the initial public offering price, less discounts and commissions.

The common shares began trading on the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”) on May 6, 2022, in each case under the ticker symbol “BLCO.” Bausch Health, together with its subsidiaries, now holds approximately 90.0% of the common shares of Bausch + Lomb (before giving effect to the over-allotment option).

In connection with the IPO, Bausch Health entered into its previously announced Second Amendment (the “Second Amendment”) in respect of its existing credit agreement (the “Existing Credit Agreement”). The Second Amendment provides for a new term facility with an aggregate principal amount of $2,500 million (the “2027 Term Loan B Facility”) maturing on February 1, 2027 and a new revolving credit facility of $975 million (the “2027 Revolving Credit Facility”) that will mature at the earlier of February 1, 2027 and the date that is 91 calendar days prior to the scheduled maturity of indebtedness for borrowed money of Bausch Health and Bausch Health Americas, Inc. (“BHA”), a wholly owned subsidiary of Bausch Health, in an aggregate principal amount in excess of $1,000 million.

In addition, Bausch + Lomb entered into a Credit and Guaranty Agreement (the “Bausch + Lomb Credit Agreement”). The Bausch + Lomb Credit Agreement provides for a five-year term loan facility in an initial principal amount of $2,500 million. The Bausch + Lomb Credit Agreement also provides for a five-year revolving credit facility in the amount of $500 million.

The net proceeds from the IPO, together with the proceeds from Bausch Health’s term loans under the 2027 Term Loan B Facility, funds received from Bausch + Lomb from its borrowings under its new term loan facility as repayment of an intercompany note and cash on hand, were used to (i) repay Bausch Health’s existing term loans and (ii) fund the previously announced conditional redemption of all of Bausch Health’s 6.125% Notes due 2025 at a redemption price of 101.021% of the principal amount thereof. The funds from the redemption were irrevocably deposited with the Bank of New York Mellon, as trustee (the “Trustee”) under the indenture governing the 6.125% Notes due 2025 (the “6.125% Notes Indenture”), and the 6.125% Notes Indenture was discharged.

Also today, Bausch Health notified the Trustee and holders of its outstanding 9.000% Senior Notes due 2025 that the conditions to its previously announced conditional redemption of such notes would not be satisfied, and the conditional redemption was cancelled.

About Bausch + Lomb Bausch + Lomb, a leading global eye health business of Bausch Health Companies, Inc., is dedicated to protecting and enhancing the gift of sight for millions of people around the world – from the moment of birth through every phase of life. Its comprehensive portfolio of more than 400 products includes contact lenses, lens care products, eye care products, ophthalmic pharmaceuticals, over-the-counter products and ophthalmic surgical devices and instruments. Founded in 1853, Bausch + Lomb has a significant global research and development, manufacturing and commercial footprint with more than 12,000 employees and a presence in nearly 100 countries. Bausch + Lomb is headquartered in Vaughan, Ontario with corporate offices in Bridgewater, New Jersey.

About Bausch Health

Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global diversified pharmaceutical company whose mission is to improve people’s lives with our health care products. We develop, manufacture and market a range of products primarily in gastroenterology, hepatology, neurology, dermatology, international pharmaceuticals and eye health, through our 90% ownership of Bausch + Lomb Corporation. With our leading durable brands, we are delivering on our commitments as we build an innovative company dedicated to advancing global health.

Forward-looking Statements

This news release may contain forward-looking statements about the Bausch + Lomb and Bausch Health, which may generally be identified by the use of the words “anticipates,” “hopes,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “subject to” and variations or similar expressions, including statements about Bausch + Lomb’s ability to comply with the financial and other covenants contained in the Bausch + Lomb Credit Agreement and Bausch Health’s ability to comply with the financial and other covenants contained in the Second Amendment to the Existing Credit Agreement. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition, actual results are subject to other risks and uncertainties that relate more broadly to Bausch Health’s and Bausch + Lomb’s overall business, including those more fully described in Bausch + Lomb’s and Bausch Health’s respective filings with the U.S. Securities and Exchange Commission and the Canadian securities administrators, which factors are incorporated herein by reference.

Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health and Bausch + Lomb undertake no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

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